Exhibit No. 21

Subsidiaries of the Registrant

The following is a complete and accurate list of all subsidiaries of the Company, the state or other jurisdiction of their incorporation or organization and other names, if any, under which they conduct business.

Name of Entity	State or Other Jurisdiction of Incorporation or Organization	Other Names Under Which It Conducts Business
Juhl Energy Development, Inc.	Minnesota	None
Juhl Energy Services, Inc. f/k/a DanMar & Associates, Inc.	Minnesota	None
Next Generation Power Systems, Inc.	South Dakota	None
Juhl Renewable Assets, Inc.* f/k/a Juhl Wind Asset Investment, Inc. and f/k/a Juhl Wind Project Lending, Inc.	Delaware	None
Juhl Renewable Energy Systems, Inc.	Delaware	None
Power Engineers Collaborative, LLC	Illinois	None

* Juhl Renewable Assets, Inc. holds a significant interest in the following three entities:

Winona Wind Holdings, LLC (a Minnesota limited liability company)
Woodstock Hills, LLC (a Delaware limited liability company)
Juhl Valley View, LLC (a Delaware limited liability company)